Exhibit 21.1
Subsidiary of Registrant
     At the time of this offering, the following entity will become a subsidiary of Turner Investments, Inc.:

Subsidiary	Jurisdiction and Organization
Turner Investment Partners, LLC	Pennsylvania Limited Liability Company